Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of Marshall Funds, Inc.:

We consent to the use of our report dated October 24, 2011, with respect to Lloyd George Emerging Markets Equity Fund (formerly known as Emerging Markets Equity Fund), a series of Marshall Funds, Inc., incorporated by reference herein, and to the references to our Firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

December 22, 2011

Milwaukee, WI